EXHIBIT 4

ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (the "Assignment") is dated as of December 23, 2020 (the "Effective Date"), by and among HUNTSMAN INTERNATIONAL LLC, a limited liability company organized under the laws of the State of Delaware ("HI"), HUNTSMAN (HOLDINGS) NETHERLANDS B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) organized under the laws of the Netherlands ("HHN" and, together with HI, the "Assignors"), and SK PRAETORIAN HOLDINGS, LP, an exempted limited partnership organized under the laws of the Cayman Islands ("Assignee").

W I T N E S S E T H

WHEREAS, the Assignors are party to the Registration Rights Agreement, dated as of August 8, 2017 (the "Registration Rights Agreement"), by and among the Assignors and Venator Materials PLC, an England and Wales public limited company;

WHEREAS, HI and Assignee entered into that certain Share Purchase Agreement, dated as of August 28, 2020 (the "SPA"). Capitalized terms which are used but not defined in this Assignment shall have the meaning ascribed to such terms in the SPA, unless otherwise specified herein; and

WHEREAS, this Assignment is being executed and delivered pursuant to and in accordance with the requirements of the SPA, in connection with the purchase and sale of the Purchased Shares.

NOW, THEREFORE, in consideration of the premises and mutual covenants, agreements and provisions contained in the SPA and in this Assignment, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1.         Assignment. The Assignors do hereby assign, convey and transfer to Assignee all of their respective rights in, to and under the Registration Agreement with respect to the Purchased Shares (including, for the avoidance of doubt, the Ordinary Shares underlying the Purchased Shares, but not, for the avoidance of doubt, any rights with respect to the Option Shares).

2.          Acceptance and Assumption. Assignee hereby (a) accepts the foregoing assignment; (b) assumes and agrees to pay, perform or discharge when due, as the case may be, any and all of the liabilities and obligations of the Assignors under the Registration Rights Agreement with respect to the Purchased Shares (including, for the avoidance of doubt, the Ordinary Shares underlying the Purchased Shares, but not, for the avoidance of doubt, any rights with respect to the Option Shares) arising and accruing from and after the Effective Date (the "Obligations"); and (c) agrees that it shall be bound by the Obligations with the same force and effect as if Assignee were an "Initial Holder" under the Registration Rights Agreement from and after the Effective Date.

3.          No Representations and Warranties. Except to the extent otherwise expressly contained in the SPA, this Assignment is made without any recourse and without representation or warranty of any kind, express or implied.

5.         Counterparts; Facsimile Signatures. This Assignment may be executed in any number of counterparts, each of which when executed, shall be deemed to be an original and all of which together will be deemed to be one and the same instrument binding upon the Assignors and Assignee notwithstanding the fact that the Assignors and Assignee are not signatory to the original or the same counterpart. For purposes of this Assignment, facsimile or .pdf signatures shall be deemed originals.

6.         No Third-Party Beneficiaries. Nothing expressed or implied in this Assignment is intended or shall be construed to confer upon or give any Person, other than the Assignors and Assignee and their successors and permitted assigns, any right or remedies under or by reason of this Assignment.

7.          Entire Agreement. The SPA and this Assignment constitute the entire agreement between the Assignors and Assignee with respect to the subject matter hereof and supersedes all prior agreements and understandings between the Assignors and Assignee with respect to such subject matter. In the event of a conflict between the terms of the SPA and this Assignment, the terms of the SPA shall prevail.

8.          Choice of Law. This Assignment shall be governed by, and construed in accordance with, the internal laws of the State of New York.

 [remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Assignors and Assignee have executed this Assignment as of the day and year first above written.

HUNTSMAN INTERNATIONAL LLC

By:	/s/ Phil Lister
Name: Phil Lister
Title: Vice President, Corporate Development

[Signature Page to Assignment and Assumption Agreement]

HUNTSMAN (HOLDINGS) NETHERLANDS B.V.

By:	/s/ Phil Lister
Name: Phil Lister
Title: Authorized Officer

[Signature Page to Assignment and Assumption Agreement]

SK PRAETORIAN HOLDINGS, LP

By:	/s/ Jerry Truzzolino
Name: Jerry Truzzolino
Title: Authorized Signatory

[Signature Page to Assignment and Assumption Agreement]